Exhibit 10.2
CONTRACTOR AGREEMENT
          THIS AGREEMENT made this 1st day of May 2006, by and between Walsh-Hohenstein and Hohenstein Construction Co. hereinafter called the Contractor, and Siouxland Ethanol LLC hereinafter called the Owner.
          WITNESSED, that the Contractor and the owner for the considerations named agree as follows:
           ARTICLE 1. SCOPE OF WORK
          The Contractor shall furnish all of the material and perform all of the labor shown on the drawings as it pertains to the construction of the Siouxland Ethanol Office Building on the property located at: 1501 Knox Blvd. Jackson, NE 68734
          ARTICLE 2. TIME OF COMPLETION
          The work to be performed under this Contract shall be commenced on or before May 1, 2006 time is of the essence. It shall be substantially completed on or before APROX. October 1st, 2006.
          ARTICLE 3. THE CONTRACT PRICE
          The Owner shall pay the Contractor for the material and labor to be performed under the Contract the sum of $275,530.00, subject to additions and deductions pursuant to authorized change orders.
          ARTICLE 4. THE PROGRESS PAYMENTS
          Payments of the Contract price shall be paid in the manner following:
          Draw requests shall be submitted for payments as items of construction are completed and approved by Owner & Contractor.
          -15% at the completion of the foundation & approved by Owner.
          -15% at completion of the framing & approved by Owner.
          -15% after enclosed with window, siding, stone, and roofing & approved by Owner.
          -15% after all electric, plumbing, mechanical, misc. wiring, rough in is complete & approved by Owner.
          -15% after completion of insulation, tape and texturing & approved by Owner.
          -15% after completion of trim and mill work & approved by Owner.
          -10% at final completion & Owner walk through.
          ARTICLE 5. GENERAL PROVISIONS
1.	All work shall be completed in a workmanship like manner and in compliance with all building codes and other applicable laws.

2.	To the extent required by law individuals duly licensed and authorized by law to perform said work shall perform all work.

3.	Contractor may at its discretion engage subcontractors to perform work hereunder, provided Contractor shall fully pay said subcontractor and in all instances remain responsible for the proper completion of this Contract.

4.	Contractor shall furnish Owner appropriate releases or lien waivers for all work performed and materials provided before the next periodic payment shall be received.

5.	All change orders shall be in writing and signed by both Owner and Contractor and entered for payment after completion & approved by the Owner.

6.	Contractor warrants it is adequately insured for injury to its employees and others incurring loss or injury as a result of the acts of Contractor or its employees of subcontractors.

7.	Contractor shall agree to remove all debris and leave the premises in broom clean condition.

8.	Contractor shall at its own expense obtain all permits necessary for the work to be performed.

9.	In the event Owner shall fail to pay any periodic or installment payment due hereunder, Contractor may cease work without breech pending payment or resolution of any dispute.

10.	All disputes hereunder shall be resolved by binding arbitration in accordance with rules of American Arbitration Association.

11.	Contractor shall not be liable for any delay due to circumstances beyond its control including weather, strikes, or general unavailability of materials.
          ARTICLE 6. SIGN PERMITTED ON THE PREMISES
          Contractor shall have the right to maintain a sign on Owner’s premises during the construction.
          ARTICLE 7. EXPRESS WARRANTY & EXCLUSION OF IMPLIED WARRANTIES
          Contractor warrants the construction and materials for a period of one (1) year after completion of the Project against defects arising or resulting from faulty workmanship or materials furnished by Contractor. Contractor’s liability hereunder shall be limited only to the repair or replacement of the defective material and workmanship. This warranty shall be void if the Project is altered by anyone other than the Contractor and, in no event, shall the contractor be liable for special and consequential damages or for delay in performance under this warranty due to causes beyond Contractor’s control. Owner shall be responsible for maintaining Owner’s property and the Project. Contractor shall not be liable for special and consequential damages caused by or dealy in performance Owner’s responsibilities. Owner shall give notice of observed defects with reasonable promptness. Any manufacture’s warranty or guarantee received by the Contractor on behalf of the Owner shall be given to Owner upon request, or at the time final payment to Contractor is received.
          ARTICLE 9. OTHER TERMS
1.	Electrical allowance — $18,831.00

2.	Floor covering allowance — $6,808.00

3.	Cabinet and counter top allowance — $3,000.00

These items listed as allowances may be deducted from contract amount if Owner chooses to purchase or provide thru sub-contractor or supplier, or a portion agreed upon by Owner and Contractor.
SIGNED in the presence of:

Witness	Date

Contractor-Walsh-Hohenstein	Date

Owner-Siouxland Ethanol LLC	Date